Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S-3 (No. 333-120755) of Danielson Holding Corporation of our report dated June 30, 2004 relating to the financial statements of American Ref-Fuel Holding Corp. and Subsidiaries for the period from January 1, 2003 to December 12, 2003, which appears in the Current Report on Form 8-K of Danielson Holding Corporation dated April 7, 2005. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP
Florham Park, NJ
April 8, 2005